Exhibit 99.1

BioTime Appoints Henry L. Nordhoff to Board of Directors

ALAMEDA, Calif.--(BUSINESS WIRE)--June 12, 2013--BioTime, Inc. (NYSE MKT: BTX) today announced that Henry L. Nordhoff, former CEO and Chairman of Gen-Probe Inc., has been appointed to its Board of Directors.

“We are pleased to welcome an accomplished healthcare executive of Hank's caliber to BioTime's board,” said Alfred D. Kingsley, Chairman of the Board of BioTime. “Hank's 43 years of experience in the pharmaceutical business, including most recently his leadership role in managing impressive growth at Gen-Probe over a 15-year period should prove valuable as BioTime continues to pursue multiple growth opportunities.”

“BioTime is a leading company in the emerging field of Regenerative Medicine,” said Mr. Nordhoff. “I am pleased to be joining BioTime at this important juncture, as the company moves towards translating a magnificent array of technologies into products, and then introducing those products into the marketplace to alleviate suffering and cure diseases.”

Mr. Nordhoff is the former CEO and Chairman of Gen-Probe, Inc., a leading molecular diagnostics company which was acquired in 2012 in an all-cash transaction that valued the company at $3.72 billion. Under Mr. Nordhoff's leadership, Gen-Probe introduced numerous innovative diagnostic products to test for a host of infectious disease-causing viruses and bacteria, screening products to help identify compatible transplant matches, and instruments and assays to screen donated blood for diseases. Prior to joining Gen-Probe in 1994, Mr. Nordhoff served as President and CEO of TargeTech, Inc., a gene therapy and antisense company that merged into the Immune Response Corporation; as President and CEO of American Biogenetic Sciences, Inc., a monoclonal antibody company that went public during his tenure; as Vice President of Acquisitions and Business Development at Sterling Drug Inc.; and in a number of senior positions at Pfizer Inc. in Brussels, Seoul, Tokyo and New York. Mr. Nordhoff holds a Master's in Business Administration from Columbia University and a Bachelor of Arts in International Relations and Political Economy from Johns Hopkins University.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the fields of stem cells and regenerative medicine, including a wide array of proprietary PureStem™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap Sciences also markets BioTime research products and PanDaTox, an innovative, recently developed, searchable database that can aid in the discovery of new antibiotics and biotechnologically beneficial products. Asterias Biotherapeutics, Inc. is a new subsidiary being used to acquire the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Robert Peabody, 510-521-3390, ext 302
Sr. VP & CFO
rpeabody@biotimemail.com
or
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com